Investor Contact: Neil Berkman Berkman Associates (310) 277 - 5162 info@BerkmanA ssociates.com	Company Contact: Y.P. Chan Interim CEO (954) 596 - 1000 www.SingingMachine.com
FOR IMMEDIATE RELEASE

The Singing Machine Company Announces

Settlement of Class Action and Derivative Lawsuits

Coconut Creek, FL, April 13, 2004 The Singing Machine Company (AMEX: SMD) today announced a settlement of the class action and derivative lawsuits filed against the company in 2003. The settlement is subject to documentation and final approval by the Court.

Terms include the issuance of up to 400,000 shares of common stock and a cash payment totaling $1,275,000, which includes $800,000 to be paid by The Singing Machine and $475,000 to be paid by the company's former auditor. The Singing Machine expects that its portion of the cash payment will be covered by its liability insurance. In addition, the settlement obligates The Singing Machine to implement certain corporate governance changes, including an expansion of its Board of Directors to six members with independent directors comprising at least 2/3 of the total Board seats, and may also involve other non-cash consideration.

The court is set to hear a motion for preliminary approval of the settlement later this month. If granted, as the Singing Machine expects, the Court will direct that notices be given to shareholders of The Singing Machine who are members of the class action lawsuit about their rights to participate in the settlement or to opt out.

Y.P. Chan, Interim CEO, said, "We are pleased to have entered into a settlement agreement in this matter. All of our efforts and resources now are focused exclusively on building our business."

Separately, The Singing Machine announced the resignation of John Dahl, senior vice president of finance. Dahl had joined the company in November 2003.

About The Singing Machine

Incorporated in 1982, The Singing Machine Company develops and distributes a full line of consumer-oriented karaoke machines and music under The Singing MachineTM, MTVTM, NickelodeonTM, Hardrock AcademyTM, MotownTM and Care BearsTM brand names. The first to provide karaoke systems for home entertainment in the United States, Singing Machine sells its products in North America, Europe and Asia.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management and include, but are not limited to statements about our projected credit requirements. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the risk that our credit requirements will exceed our current expectations. In addition, you should review our risk factors in our Annual Report on Form 10-K for the year ended March 31,2003 which are incorporated herein by reference. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

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THE SINGING MACHINE COMPANY, INC.

6601 Lyons Road  !  Building A-7  !  Coconut Creek, Florida  33073  !  (954) 596-1000  !  Fax (954) 596-2000

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